EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-             ) and related Prospectus of Bakers Footwear Group, Inc. for the registration of 400,000 shares of its common stock and to the incorporation by reference therein of our report dated April 30, 2008, with respect to the financial statements of Bakers Footwear Group, Inc. included in its Annual Report (Form 10-K) for the year ended February 2, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 9, 2008